SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 28, 2011

Oshkosh Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 2566, Oshkosh, Wisconsin 54903

(Address of principal executive offices, including zip code)

(920) 235-9151

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                       Results of Operations and Financial Condition.

On April 28, 2011, Oshkosh Corporation (the “Company”) issued a press release (the “Press Release”) announcing its earnings for its second fiscal quarter ended March 31, 2011. A copy of such press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

On April 28, 2011, the Company held a conference call in connection with the Company’s announcement of its earnings for its second fiscal quarter ended March 31, 2011. A copy of the script (the “Script”) for such conference call is furnished as Exhibit 99.2 and is incorporated by reference herein. An audio replay of such conference call and the related question and answer session will be available for at least twelve months on the Company’s website at www.oshkoshcorporation.com.

The information, including, without limitation, all forward-looking statements, contained in the Press Release, the Script and related slide presentation on the Company’s website (the “Slide Presentation”) or provided in the conference call and related question and answer session speaks only as of April 28, 2011. The Company assumes no obligation, and disclaims any obligation, to update information contained in the Press Release, the Script and the Slide Presentation or provided in the conference call and related question and answer session. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

The Press Release, the Script and the Slide Presentation contain, and representatives of the Company made, during the conference call and the related question and answer session, statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in the Press Release, the Script and the Slide Presentation or made during the conference call and related question and answer session, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, plans and objectives of management for future operations, and compliance with credit agreement covenants are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan,” or the negative thereof or variations thereon or similar terminology. The Company cannot provide any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, without limitation, those set forth under the caption “Risk Factors” below. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission.

In this Current Report on Form 8-K, “we,” “us” or “our” refers to Oshkosh Corporation.

RISK FACTORS

Certain of our markets are highly cyclical and the current or any further decline in these markets could have a material adverse effect on our operating performance.

The high levels of sales in our defense business in recent years have been due in significant part to demand for defense trucks, replacement parts and services (including armoring) and truck remanufacturing arising from the conflicts in Iraq and Afghanistan. Events such as these are unplanned, and we cannot predict how long these conflicts will last or the demand for our products that will arise out of such events. Accordingly, we cannot provide any assurance that the increased defense business as a result of these conflicts will continue. Furthermore, our defense business may fluctuate significantly from time to time as a result of the start and completion of new contract awards that we may receive, such as the MRAP-All Terrain Vehicle (“M-ATV”) and Family of Medium Tactical Vehicles (“FMTV”) contracts. In addition, current economic conditions have put significant pressure on the U.S. federal budget, including the defense budget. Specifically, the President’s recently-approved defense budget for fiscal 2011 and the budget request for fiscal 2012 each include significantly lower funding for purchases of new military vehicles that we manufacture under our Family of Heavy Tactical Vehicles (“FHTV”) contract than in prior years. Moreover, the level of U.S. military involvement in Iraq has been significantly reduced and uncertainty exists regarding the future level of U.S. military involvement in Afghanistan and the level of defense funding that will be allocated to support U.S. military involvement in Iraq and Afghanistan. The magnitude of the adverse impact that federal budget pressures, future defense funding for U.S. military involvement in Iraq and Afghanistan and an uncertain United States Department of Defense (“DoD”) tactical wheeled vehicle strategy will have on funding for Oshkosh defense programs is uncertain, but directionally, we expect such funding to decline.

The decline compared to historical levels in overall customer demand in our access equipment, commercial and fire & emergency markets that we have experienced to date and any further decline could have a material adverse effect on our operating performance. The access equipment market that JLG operates in is highly cyclical and impacted by the strength of economies in general, by prevailing mortgage and other interest rates, by residential and non-residential construction spending, by the ability of rental companies to obtain third party financing to purchase revenue generating assets, by capital expenditures of rental companies in general and by other factors. The ready-mix concrete market that we serve is highly cyclical and impacted by the strength of the economy generally, by prevailing mortgage and other interest rates, by the number of housing starts and by other factors that may have an effect on the level of concrete placement activity, either regionally or nationally. Refuse collection vehicle markets are less cyclical and impacted by the strength of economies in general, by municipal tax receipts and by capital expenditures of large waste haulers. Fire & emergency markets are also cyclical later in an economic downturn and are impacted by the economy generally and municipal tax receipts and capital expenditures. Concrete mixer and access equipment sales also are seasonal with the majority of such sales occurring in the spring and summer months, which constitute the traditional construction season in the Northern hemisphere.

The global economy continues to experience weakness, which has negatively impacted our sales volumes for our access equipment, commercial and fire & emergency products as compared to historical levels. Continued weakness in U.S. and European housing starts and non-residential construction spending in most geographical areas of the world are further contributing to the lower sales volumes. A lack of significant improvement in non-residential construction spending or continued low levels of construction activity generally may cause future weakness in demand for our products. Furthermore, municipal tax revenues have weakened, which has impacted demand for fire apparatus. The towing and recovery equipment market is also being negatively impacted by the global economy and tight credit markets. We cannot provide any assurance that the global economic weakness and tight credit markets will not continue or become more severe. In addition, we cannot provide any assurance that any economic recovery will not progress more slowly than our or market expectations. If the global economic weakness and tight credit markets continue or become more severe, or if any economic recovery progresses more slowly than our or market expectations, then there could be a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

Our dependency on contracts with U.S. and foreign government agencies subjects us to a variety of risks that could materially reduce our revenues or profits.

We are dependent on U.S. and foreign government contracts for a substantial portion of our business. That business is subject to the following risks, among others, that could have a material adverse effect on our operating performance:

•           Our business is susceptible to changes in the U.S. defense budget, which may reduce revenues that we expect from our defense business, especially in light of federal budget pressures in part caused by U.S. economic weakness and the uncertainty that exists regarding the future level of U.S. military involvement in Iraq and Afghanistan and the related level of defense funding that will be allocated to support this involvement and the DoD’s tactical wheeled vehicle strategy.

•           The U.S. government may not appropriate funding that we expect for our U.S. government contracts, which may prevent us from realizing revenues under current contracts or receiving additional orders that we anticipate we will receive, including anticipated orders that we took into account when we determined our outlook for the remainder of fiscal 2011.

•           Certain of our government contracts for the U.S. Army and U.S. Marines could be suspended, opened for competition or terminated, and all such contracts expire in the future and may not be replaced, which could reduce revenues that we expect under the contracts and negatively affect margins in our defense segment. Specifically, during the second quarter of fiscal 2011, we received a stop work order from the U.S.

government related to our previous award for 250 M-ATV ambulances. The U.S. government issued the stop work order in connection with its investigation of other options for delivery of ambulances to the theater. During the duration of the stop work order, we have worked, and we intend to continue to work, at our own expense to further refine this product to better meet the needs of our customer. If the U.S. government does not lift the stop work order or rescinds this award, we will not be able to recover amounts that we expend on this program during the duration of the stop work order.

•           The current U.S. Administration has indicated that it supports increased competition for existing defense programs. The Weapon Systems Acquisition Reform Act also requires competition for defense programs in certain circumstances. Accordingly, it is possible that there will be competition for any M-ATV orders for units above the 10,000 unit ceiling in the initial contract award. Also, it is possible that the U.S. Army and U.S. Marines will conduct an open competition for programs for which we currently have contracts upon the expiration of the existing contracts. Our FHTV contract is scheduled to expire in September 2011, and we expect our vehicle deliveries under this contract to continue through October 2012. The U.S. Army has announced its intention to award a bridge contract for the FHTV program to us under which we would continue producing FHTVs while the U.S. Army develops a path to conduct an open competition for the next contract relating to this program in 2013. The bridge contract would likely include the purchase of the design rights to our vehicles under this contract so that the U.S. Army could compete the program. The U.S. Army may decide to forgo the issuance of this bridge contract, which may prevent us from realizing these revenues. Likewise, the U.S. Army and Marine Corps have inquired about purchasing the design rights to the M-ATV and Medium Tactical Vehicle Replacement (“MTVR”) that we produce, respectively. Competition for these and other DoD programs we currently have could result in the U.S. government awarding future contracts to another manufacturer or the U.S. government awarding the contracts to us at lower prices and operating margins than we experience under the current contracts.

•           Defense truck contract awards that we receive may be subject to protests by competing bidders, which protests, if successful, could result in the DoD revoking part or all of any defense truck contract it awards to us and our inability to recover amounts we have expended in anticipation of initiating production under any such contract.

•           Most of our government contracts, including the FMTV contract, are fixed-price contracts with price escalation factors included for those contracts that extend beyond one year. Our actual costs on any of these contracts may exceed our projected costs, which could result in profits lower than historically realized or than we anticipate or net losses under these contracts. In addition, if the timing and size of orders received from the U.S. government differ significantly from the assumptions that we used to price the contract, we may incur unanticipated start-up costs or expend more capital to start up production under the contract, and we may not benefit as we expected from contractual price increases, which could also result in lower than anticipated margins or net losses under these contracts. In particular, we bid the FMTV program at very aggressive margins. We have received orders to date under this program significantly in excess of the quantities that bidders were asked to use to prepare their pricing for this program in the original request for proposal. While the timing and extent of FMTV orders have created opportunities to leverage higher orders to reduce our material costs, they have adversely impacted start-up manufacturing costs under the contract and product pricing relative to what we had originally anticipated as we do not benefit from price escalation factors. In addition, the higher order rate for FMTVs has caused us to devote more attention to increasing our FMTV production capacity, which has delayed our focus on reducing manufacturing costs as compared to our original plans. Collectively, these items have caused us to incur losses under the FMTV program to date and we expect to also incur losses in the third and fourth quarters of fiscal 2011. Although we expect sales for the FMTV contract beyond fiscal 2011 to be profitable, this expectation is based on certain assumptions, including estimates for future increases in the costs of raw materials, targeted cost savings and production efficiencies. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of profitability. For example, a 1% escalation in material costs over the Company’s projection for FMTV orders currently in backlog would increase the cost of materials by approximately $21 million. Although this amount is less than the expected future profitability, it would significantly reduce the expected future gross margins on orders received to date. It is possible that assumptions underlying the analysis could change in such a manner that the Company would determine in the future that this is a loss contract, which could result in a material charge.

•           We are required to spend significant sums on product development and testing, bid and proposal activities and pre-contract engineering, tooling and design activities in competitions to have the opportunity to be awarded these contracts.

•           Competitions for the award of defense truck contracts are intense, and we cannot provide any assurance that we will be successful in the defense truck procurement competitions in which we participate.

•           Our defense products undergo rigorous testing by the customer and are subject to highly technical requirements. Any failure to pass these tests or to comply with these requirements could result in unanticipated retrofit costs, delayed acceptance of vehicles, late or no payments under such contracts or cancellation of the contract to provide vehicles to the government. The U.S. government is currently testing our initial FMTV units. Any failure to pass FMTV contract testing could subject us to these risks.

•           Our government contracts are subject to audit, which could result in adjustments of our costs and prices under these contracts.

•           Our defense truck contracts are large in size and require significant personnel and production resources, and when such contracts end, we must make adjustments to personnel and production resources. In particular, orders for FMTVs are requiring substantial personnel and production resources to enable us to maintain the production levels required to meet the delivery requirements for such orders, while we expect our FHTV production quantities and required personnel and production resources to decline.

•    We have historically received payments in advance of product deliveries, or performance-based payments (“PBP”), on a number of our government contracts. In the event that we are not able to meet contractual delivery requirements on these contracts, the government may discontinue providing PBPs. Specifically, our government customer is not currently providing PBPs on the FMTV program as we have not met its contractual delivery requirements. If we are unable to improve our deliveries or reach agreement with our customer on a revised delivery schedule, we may not receive future PBPs under the FMTV program, which could have an adverse effect on our debt levels and cause us to incur higher interest rates on our outstanding debt.

•           We periodically experience difficulties with sourcing sufficient vehicle carcasses to maintain our defense truck remanufacturing schedule, which can create uncertainty and inefficiencies for this area of our business.

An impairment in the carrying value of goodwill and other indefinite-lived intangible assets could negatively affect our operating results.

We have a substantial amount of goodwill and purchased intangible assets on our balance sheet as a result of acquisitions we have completed. Approximately 88% of these intangibles are concentrated in the access equipment segment. The carrying value of goodwill represents the fair value of an acquired business in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of indefinite-lived intangible assets represents the fair value of trademarks and trade names as of the acquisition date. Goodwill and indefinite-lived intangible assets that we expect to contribute indefinitely to our cash flows are not amortized, but instead we evaluate these assets for impairment at least annually, or more frequently if potential interim indicators exist that could result in impairment. In testing for impairment, if the carrying value of a reporting unit exceeds its current fair value as determined based on the discounted future cash flows of the reporting unit and market comparable sales and earnings multiples, the goodwill or intangible asset is considered impaired and is reduced to fair value via a non-cash charge to earnings. Events and conditions that could result in impairment include a prolonged period of global economic weakness and tight credit markets, further decline in economic conditions or a slow, weak economic recovery, as well as sustained declines in the price of our common stock, adverse changes in the regulatory environment, adverse changes in interest rates, or other factors leading to reductions in the long-term sales or profitability that we expect. Determination of the fair value of a reporting unit includes developing estimates which are highly subjective and incorporate calculations that are sensitive to minor changes in underlying assumptions. Management’s assumptions change as more information becomes available. Changes in these assumptions could result in an impairment charge in the future, which could have a significant adverse impact on our reported earnings.

Our current debt levels, including the associated financing costs and restrictive covenants, could limit our flexibility in managing our business and increase our vulnerability to general adverse economic and industry conditions.

Our credit agreement contains financial and restrictive covenants which, among other things, require us to satisfy quarter-end financial ratios, including a leverage ratio, a senior secured leverage ratio and an interest coverage ratio. Our ability to meet the financial ratios in such covenants may be affected by a number of risks or events, including the risks described in this Current Report on Form 8-K and events beyond our control. The indenture governing our senior notes also contains restrictive covenants. Any failure by us to comply with these restrictive covenants or the financial and restrictive covenants in our credit agreement could have a material adverse effect on our financial condition, results of operations and debt service capability.

Our access to debt financing at competitive risk-based interest rates is partly a function of our credit ratings. Our current long-term debt ratings are BB with “stable” outlook from Standard & Poor’s Rating Services and Ba3 with “stable” outlook from Moody’s Investors Service. A downgrade to our credit ratings could increase our interest rates, could limit our access to public debt markets, could limit the institutions willing to provide us credit facilities, and could make any future credit facilities or credit facility amendments more costly and/or difficult to obtain.

We had approximately $1.1 billion of debt outstanding as of March 31, 2011, which consisted primarily of $50 million drawn under our revolving credit facility maturing in October 2015, a $585 million term loan under our credit agreement maturing in October 2015 and $500 million of senior notes, $250 million of which mature in March 2017 and $250 million of which mature in March 2020. Our ability to make required payments of principal and interest on our debt will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, political and other factors, some of which are beyond our control. While we experienced strong earnings and significant debt reduction during fiscal 2010 due largely to M-ATV contract sales in the defense segment, fiscal 2011 is a transition year for us in which we expect to replace fiscal 2010 high volume production of M-ATVs with the gradual increase in production of FMTVs at what we expect to be low single digit negative margins through our fiscal 2011. As we discuss above, our dependency on contracts with U.S. and foreign government agencies, such as the FMTV contract, subjects us to a variety of risks that, if realized, could materially reduce our revenues, profits and cash flows. In addition, among other risks that we face that could affect our revenues, profits and cash flows, current continued weak economic conditions and tight credit markets could become more severe or prolonged. Accordingly, conditions could arise that could limit our ability to generate sufficient cash flows or access borrowings to enable us to fund our liquidity needs, further limit our financial flexibility or impair our ability to obtain alternative financing sufficient to repay our debt at maturity.

The covenants in our credit agreement and the indenture governing our senior notes, our credit rating, our current debt levels and the current credit market conditions could have important consequences for our operations, including:

•           Render us more vulnerable to general adverse economic and industry conditions in our highly cyclical markets or economies generally;

•           Require us to dedicate a substantial portion of our cash flow from operations to higher interest costs or higher required payments on debt, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development, dividends and other general corporate activities;

•           Limit our ability to obtain additional financing in the future to fund growth working capital, capital expenditures, new product development expenses and other general corporate requirements;

•           Limit our ability to enter into additional foreign currency and interest rate derivative contracts;

•           Make us vulnerable to increases in interest rates as a portion of our debt under our credit agreement is at variable rates;

•           Limit our flexibility in planning for, or reacting to, changes in our business and the markets we serve;

•           Place us at a competitive disadvantage compared to less leveraged competitors; and

•           Limit our ability to pursue strategic acquisitions that may become available in our markets or otherwise capitalize on business opportunities if we had additional borrowing capacity.

Raw material price fluctuations may adversely affect our results.

We purchase, directly and indirectly through component purchases, significant amounts of steel, petroleum based products and other raw materials annually. Steel, fuel and other commodity prices have historically been highly volatile. Commodity costs have risen significantly over the past several months, and there are indications that these costs may increase further due to one or more of the following: a sustained economic recovery, political unrest in certain countries or a weakening U.S. dollar. Increases in commodity costs negatively impact the profitability of orders in backlog as prices on those orders are usually fixed. Furthermore, we largely do business in the defense segment under annual firm, fixed-price contracts with the DoD. We attempt to limit this risk in the defense segment by obtaining firm pricing from suppliers at the time a contract is awarded. However, if these suppliers do not honor their contracts, then we could face margin pressure in our defense business. If we are not able to recover commodity cost increases through price increases to our customers on new orders, then such increases will have an adverse effect on our results of operations. Additionally, if we are unable to negotiate timely component cost decreases commensurate with any commodity decreases, then such decreases will have an adverse effect on our results of operations.

We expect to incur costs and charges as a result of measures such as facilities and operations consolidations and workforce reductions that we intend will reduce costs, and those measures also may be disruptive to our business and may not result in anticipated cost savings.

We have been consolidating facilities and operations in an effort to make our business more efficient. For example, we closed two JerrDan facilities and integrated JerrDan operations into existing JLG production facilities during the fourth quarter of fiscal 2010, we closed a facility and integrated our mobile medical business into our Clearwater, Florida operations during the first quarter of fiscal 2011, and we recently moved manufacturing production of our Medtec ambulances to our Bradenton, Florida operations. We recently concluded a consultation and information procedure regarding possible facility consolidations for JLG manufacturing in Europe in a manner that permits such consolidations. Also during the first quarter of fiscal 2011, we announced workforce reductions and other cost reduction measures in our fire & emergency and commercial segments. We have incurred, and expect in the future to incur, additional costs and restructuring charges in connection with such consolidations, workforce reductions and other cost reduction measures that have adversely affected and, to the extent incurred in the future would adversely affect, our future earnings and cash flows. Furthermore, such actions may be disruptive to our business, which may result in production inefficiencies, product quality issues, late product deliveries or lost orders as we begin production at consolidated facilities, which would adversely impact our sales levels, operating results and operating margins. In addition, we may not realize the cost savings that we expect to realize as a result of such actions.

We may experience losses in excess of our recorded reserves for doubtful accounts, finance receivables, notes receivable and guarantees of indebtedness of others.

As of March 31, 2011, we had consolidated gross receivables of $853.9 million. In addition, we were a party to agreements in the access equipment segment whereby we have maximum exposure of $64.2 million under guarantees of customer indebtedness to third parties aggregating approximately $194.3 million. We evaluate the collectability of open accounts, finance receivables, notes receivable and our guarantees of indebtedness of others based on a combination of factors and establish reserves based on our estimates of potential losses. In circumstances where we believe it is probable that a specific customer will have difficulty meeting its financial obligations, a specific reserve is recorded to reduce the net recognized receivable to the amount we expect to collect, and/or we recognize a liability for a guarantee we expect to pay, taking into account any amounts that we would anticipate realizing if we are forced to repossess the equipment that supports the customer’s financial obligations to us. We also establish additional reserves based upon our perception of the quality of the current receivables, the current financial position of our customers and past collections experience. Continued economic weakness and tight credit markets may result in additional requirements for specific reserves. During periods of economic weakness, the collateral underlying our guarantees of indebtedness of customers or receivables can decline sharply, thereby increasing our exposure to losses. We also face a concentration of credit risk as JLG’s ten largest debtors at March 31, 2011 represented approximately 23% of our consolidated gross receivables. Some of these customers are highly leveraged. In the future, we may incur losses in excess of our recorded reserves if the financial condition of our customers were to deteriorate further or the full amount of any anticipated proceeds from the sale of the collateral supporting our customers’ financial obligations is not realized. Our cash flows and overall liquidity may be materially adversely affected if any of the financial institutions that finance our customer receivables become unable or unwilling, due to current economic conditions, a weakening of our or their financial position or otherwise, to continue providing such credit.

Systemic failures that the customer may identify could exceed recorded reserves or negatively affect our ability to win future business with the DoD or other foreign military customers.

As a result of the accelerated timetable from product design to full-scale production, the accelerated production schedule and limited field testing under the M-ATV contract and our ramp up to full-scale production of FMTVs, these vehicles could encounter systemic failures during fielding and use of the vehicles for which we may have responsibility if they occur. Additionally, we did not design the FMTV portfolio of trucks and trailers, and the design for this portfolio includes requirements that have caused us to implement manufacturing processes that we have not used extensively under previous contracts. If we do not implement these manufacturing processes correctly, then there could be systemic failures for which we would have responsibility. We have established reserves for the estimated cost of such systemic-type repairs based upon historical warranty rates of other defense programs in which we participate. If systemic issues arise, rectification costs could be in excess of the established reserves. If the DoD identifies systemic issues, this situation could impact our ability to win future business with the DoD or other foreign military customers, which would adversely affect our future earnings and cash flows.

A disruption or termination of the supply of parts, materials, components and final assemblies from third-party suppliers could delay sales of our vehicles and vehicle bodies.

We have experienced, and may in the future experience, significant disruption or termination of the supply of some of our parts, materials, components and final assemblies that we obtain from sole source suppliers or subcontractors. We may also incur a significant increase in the cost of these parts, materials, components or final assemblies. These risks are increased in a weak economic environment with tight credit conditions and when demand increases coming out of an economic downturn. Such disruptions, terminations or cost increases could delay sales of our vehicles and vehicle bodies and could result in a material adverse effect on our net sales, financial condition, profitability and/or cash flows. These risks are particularly serious with respect to our suppliers who participate in the automotive industry, from whom we obtain a significant portion of our parts, materials, components and final assemblies.

During the second quarter of fiscal 2011, Japan suffered a catastrophic earthquake and ensuing tsunami which severely damaged the infrastructure in that country, including roads, ports and other transportation networks, power generation and distribution facilities and other industrial facilities in a large swath of Northeastern Japan. Many industrial plants in the area, including facilities of a limited number of our suppliers, have been forced to operate at reduced levels. Our suppliers in Japan are currently making damage assessments, and it is too early to accurately gauge the likely extent and duration of any possible disruption to their operations. It is possible that spreading radiation from damaged nuclear power generation facilities could cause further portions of Japan to close operations and impact other of our suppliers. There can be no assurance that we will not face disruptions to our supply chain as a result of the conditions in Japan. Any significant or extended disruptions to our supply chain could have a material adverse affect on our business and results of operations.

Our objective is to expand international operations, the conduct of which subjects us to risks that may have a material adverse effect on our business.

Expanding international sales is a part of our growth strategy. Our outlook depends in part upon increases in international orders and sales that may not materialize. International operations and sales are subject to various risks, including political, religious and economic instability, local labor market conditions, the imposition of foreign tariffs and other trade barriers, the impact of foreign government regulations and the effects of income and withholding taxes, governmental expropriation and differences in business practices. We may incur increased costs and experience delays or disruptions in product deliveries and payments in connection with international manufacturing and sales that could cause loss of revenues and earnings. In addition, expansion into foreign markets requires the establishment of distribution networks and may require modification of products to meet local requirements or preferences. Establishment of distribution networks or modification to the design of our products to meet local requirements and preferences may take longer or be more costly than we anticipate and could have a material adverse effect on our ability to achieve international sales growth.

As a result of our international operations and sales, we are subject to the Foreign Corrupt Practice Act (“FCPA”) and other laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. Our international activities create the risk of unauthorized payments or offers of payments in violation of the FCPA by one of our employees, consultants, sales agents or distributors, because these parties are not always subject to our control. Any violations of the FCPA could result in significant fines, criminal sanctions against us or our employees, and prohibitions on the conduct of our business, including our business with the U.S. government. We are also increasingly subject to export control regulations, including, without limitation, the United States Export Administration Regulations and the International Traffic in Arms Regulations. Unfavorable changes in the political, regulatory and business climate could have a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

We are subject to fluctuations in exchange rates associated with our non-U.S. operations that could adversely affect our results of operations and may significantly affect the comparability of our results between financial periods.

For the fiscal year ended September 30, 2010, approximately 10% of our net sales were attributable to products sold outside of the United States, including approximately 8% that involved export sales from the United States. The majority of export sales are denominated in U.S. dollars. Sales outside the United States are typically made in the local currencies of those countries. Fluctuations in foreign currency can have an adverse impact on our sales and profits as amounts that are measured in foreign currency are translated back to U.S. dollars. We have sales of inventory denominated in U.S. dollars to certain of our subsidiaries that have functional currencies other than the U.S. dollar. The exchange rates between many of these currencies and the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Such fluctuations, in particular those with respect to the Euro, the Chinese Renminbi, the Canadian dollar and the Australian dollar, may have a material effect on our net sales, financial condition, profitability and/or cash flows and may significantly affect the comparability of our results between financial periods. Any appreciation in the value of the U.S. dollar in relation to the value of the local currency will adversely affect our revenues from our foreign operations when translated into U.S. dollars. Similarly, any appreciation in the value of the U.S. dollar in relation to the value of the local currency of those countries where our products are sold will increase our costs in our foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. dollars.

Work stoppages and other labor matters could adversely affect our business.

As of September 30, 2010, we employed approximately 12,400 people worldwide, including approximately 11,000 employees in the U.S. Approximately 27% of our employees in the U.S. are represented by labor unions, the largest of which is the United Auto Workers union (“UAW”) in our defense segment, and we expect to hire additional employees in our defense segment in connection with the ramp up of FMTV production in fiscal 2011. Our five-year agreement with the UAW expires in September 2011. In September 2010, we approached the UAW with an offer to extend the current contract for one year, until September 2012, under terms similar to the current agreement. The UAW rejected our offer, and we have not engaged in any further discussions regarding the extension. If we do not reach an agreement with the UAW prior to the expiration of the current contract, we could experience a work stoppage at certain of our defense manufacturing facilities. Outside of the U.S., we enter into employment contracts and collective agreements in those countries in which such relationships are mandatory or customary. The provisions of these agreements correspond in each case with the required or customary terms in the subject jurisdiction. While we do not believe that work stoppages or other labor matters will impact us, we cannot provide any assurance that future issues with our labor unions will be resolved favorably or that we will not encounter future strikes or other types of conflicts with labor unions or our employees, particularly as we take steps to optimize our manufacturing footprint. Any of these factors may have an adverse effect on us or may limit our flexibility in dealing with our workforce.

Disruptions or cost overruns in our global enterprise system implementation could affect our operations.

During the fourth quarter of fiscal 2010, we launched a multi-year project to implement a global enterprise resource planning system to replace many of our existing operating and financial systems. Such an implementation is a major undertaking, both financially and from a management and personnel perspective. Should the system not be implemented successfully and within budget, or if the system does not perform in a satisfactory manner, it could disrupt and might adversely affect our operations and results of operations, including our ability, among other things, to timely manufacture products for sale to our customers and to report accurate and timely financial results.

Changes in regulations could adversely affect our business.

Both our products and the operation of our manufacturing facilities are subject to statutory and regulatory requirements. These include environmental requirements applicable to manufacturing and vehicle emissions, government contracting regulations and domestic and international trade regulations. A significant change to these regulatory requirements could substantially increase manufacturing costs or impact the size or timing of demand for our products, all of which could make our business results more variable.

In particular, climate change is receiving increasing attention worldwide. Many scientists, legislators and others attribute climate change to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. Congress has previously considered and may in the future implement restrictions on greenhouse gas emissions through a cap-and-trade system under which emitters would be required to buy allowances to offset emissions of greenhouse gas. In addition, several states, including states where we have manufacturing plants, are considering various greenhouse gas registration and reduction programs. Our manufacturing plants use energy, including electricity and natural gas, and certain of our plants emit amounts of greenhouse gas that may be affected by these legislative and regulatory efforts. Greenhouse gas regulation could increase the price of the electricity we purchase, increase costs for our use of natural gas, potentially restrict access to or the use of natural gas, require us to purchase allowances to offset our own emissions or result in an overall increase in our costs of raw materials, any one of which could increase our costs, reduce our competitiveness in a global economy or otherwise negatively affect our business, operations or financial results. While additional regulation of emissions in the future appears likely, it is too early to predict how this regulation will ultimately affect our business, operations or financial results.

Disruptions within our dealer network could adversely affect our business.

Although we sell the majority of our products directly to the end user, we market, sell and service products through a network of independent dealers in the fire & emergency segment and in a limited number of markets for the access equipment and commercial segments. As a result, our business with respect to these products is influenced by our ability to establish and manage new and existing relationships with dealers. While we have relatively low turnover of dealers, from time to time, we or a dealer may choose to terminate the relationship as a result of difficulties that our independent dealers experience in operating their businesses due to economic conditions or other factors, or as a result of an alleged failure by us or an independent dealer to comply with the terms of our dealer agreement. We do not believe our business is dependent on any single dealer, the loss of which would have a sustained material adverse effect upon our business. However, disruption of dealer coverage within a specific state or other geographic market could cause difficulties in marketing, selling or servicing our products and have an adverse effect on our business, operating results or financial condition.

In addition, our ability to terminate our relationship with a dealer is limited due to state dealer laws, which generally provide that a manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with required notices. Under many state laws, dealers may protest termination notices or petition for relief from termination actions. Responding to these protests and petitions may cause us to incur costs and, in some instances, could lead to litigation resulting in lost opportunities with other dealers or lost sales opportunities, which may have an adverse effect on our business, operating results or financial condition.

Item 9.01.                    Financial Statements and Exhibits.

(a)                      Not applicable.

(b)                     Not applicable.

(c)                      Not applicable.

(d)                     Exhibits. The following exhibits are being furnished herewith:

(99.1)                    Oshkosh Corporation Press Release dated April 28, 2011.

(99.2)                    Script for conference call held April 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: April 28, 2011	By:	/S/ David M. Sagehorn
David M. Sagehorn
Executive Vice President and
Chief Financial Officer

OSHKOSH CORPORATION

Exhibit Index to Current Report on Form 8-K

Dated April 28, 2011

Exhibit
Number

(99.1)	Oshkosh Corporation Press Release dated April 28, 2011.

(99.2)	Script for conference call held April 28, 2011.